Exhibit 99.01

Press Release
Available for Immediate Publication: February 2, 2012

First National Bank of Northern California Reports Fourth Quarter 2011 Earnings of $0.31 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2011 of $1,085,000 or $0.31 per diluted share, compared to net earnings available to common shareholders of $684,000 or $0.19 per diluted share for the same period in 2010. The Bank’s $12.6 million in TARP preferred stock was repaid and retired during the third quarter, and the initial dividend payment on the $12.6MM in SBLF preferred stock received in September, 2011 was not due until January, 2012.

The SBLF preferred stock dividend was paid as agreed in January, 2012. Bank earnings declined slightly during the fourth quarter of 2011 when compared to third quarter results, primarily due to decreases in the size of the loan portfolio along with additional OREO valuation adjustments that were recorded. Year over year, net interest income and noninterest income improved, resulting in a reduction in the amount of our provision for loan losses. Our Chestnut Street branch, newly opened in San Francisco during 2011, has performed above projections and at December 31, 2011, had total deposits of approximately $12.4 million and total loans of approximately $4.5 million.

During 2011, the Company began reducing the level of cash we held at the Federal Reserve Bank by investing this money in investment grade securities, primarily with fixed interest rates and laddered maturity dates. These efforts resulted in an increase in the size of the Company’s investment securities portfolio by approximately $61.5 million or 49%. This action, coupled with decreases in the rates that were paid on our interest bearing deposits, was initiated due to low loan demand coupled with the need to improve our net interest income. During 2011, the size of our net loan portfolio decreased by approximately $31MM or 7% of loans outstanding. Loan demand did pick up slightly during the fourth quarter of 2011; however, loans still decreased by approximately $12 million during the quarter. Deposit balances decreased during the fourth quarter of 2011 by approximately $10 million, and for the full year deposit balances had decreased by just a little under $7 million. Total assets of the Company for 2011 were virtually flat, with total assets increasing just a little over $1 million.

Financial Highlights: Fourth Quarter, 2011
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)
	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31	December 31	December 31	December 31
	2011	2010	2011	2010

Interest income	$8,167	$8,396	$32,897	$34,428
Interest expense	744	1,015	3,327	5,383
Net interest income	7,423	7,381	29,570	29,045
Provision for loan losses	(450)	(825)	(1,750)	(1,854)
Noninterest income	1,310	1,269	5,079	4,574
Noninterest expense	6,771	6,556	27,074	26,873
Income before income taxes	1,512	1,269	5,825	4,892
Income tax expense	427	372	1,568	1,227
Net earnings	1,085	897	4,257	3,665
Dividends and discount accretion on preferred stock	—	213	800	853
Net earnings available tocommon shareholders	$1,085	$684	$3,457	$2,812

Basic earnings per share	$0.31	$0.19	$0.99	$0.80
Diluted earnings per share	$0.31	$0.19	$0.98	$0.80

Average assets	$729,771	$729,677	$719,521	$729,309
Average equity	$85,682	$81,929	$83,579	$80,709
Return on average assets (annualized)	0.59%	0.37%	0.48%	0.39%
Return on average equity (annualized)	5.07%	3.34%	4.14%	3.48%
Efficiency ratio	78%	76%	78%	80%
Net interest margin (taxable equivalent)	4.81%	4.88%	4.88%	4.80%
Average shares outstanding	3,509	3,508	3,509	3,508
Average diluted shares outstanding	3,532	3,508	3,529	3,508

Financial Highlights: Fourth Quarter, 2011

Consolidated Balance Sheets
(in ‘000s)	As of	As of
	December 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$38,474	$60,874
Securities available for sale	187,664	126,189
Loans, net	443,721	474,828
Premises, equipment and leasehold improvements, net	13,227	13,535
Other real estate owned	2,747	6,680
Goodwill	1,841	1,841
Other equity securities	4,608	5,246
Accrued interest receivable	3,614	3,765
Prepaid expenses	2,107	2,843
Other assets	17,638	18,838
Total assets	$715,641	$714,639

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$202,690	$197,650
Savings and money market	310,237	305,390
Time	108,851	125,400
Total deposits	621,778	628,440
Accrued expenses and other liabilities	6,667	5,275
Total liabilities	628,445	633,715
Stockholders’ equity	87,196	80,924
Total liab. and stockholders’ equity	$715,641	$714,639

Other Financial Information
Allowance for loan losses	$9,897	$9,524
Nonperforming assets	$21,845	$23,392
Total gross loans	$453,618	$484,352

“During the fourth quarter of 2011, the Company was able to improve our net interest income over third quarter 2011 levels and over the level achieved during the same period last year. This was done despite declines in the highest yielding asset the Company owns, our loan portfolio. Declines in the rates we paid our deposit customers during 2011 were pervasive, and the result is that the Company’s cost of interest bearing liabilities declined by approximately 35% to 0.68%. Further declines in the cost of the Company’s interest bearing liabilities will be difficult to achieve, and the Company looks to grow our loan and investment portfolio and continue to decrease our cash position in the near term in order to maintain our net interest margin,” stated CEO Tom McGraw.

“The employees of our Company put significant effort during 2011 into working with our customers who have experienced difficulties in making their loan payments. Workouts were put in place where appropriate. We proactively addressed the credit issues we faced. The result is that during 2011, our problem loans decreased significantly from levels seen in 2010. During 2011 we decreased the size of our loan loss provision compared to 2010 levels, yet our allowance for loan losses increased for the year, due in part to lower charge-offs during 2011. Our balance sheet is highly liquid, we have increased our already strong capital levels through earnings retention, and we are ready, willing and able to lend money to well qualified borrowers within our geographic footprint. All in all, 2011 was a successful year, and we now are looking forward to 2012 and the opportunities that the coming year will bring,” continued Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.